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                                                                     EXHIBIT 3.1

                           CERTIFICATE OF AMENDMENT OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                             MCM CAPITAL GROUP, INC.

o FIRST: The name of the corporation is MCM Capital Group, Inc. The corporation was incorporated in the State of Delaware on April 29, 1999.

o SECOND: At a meeting of the Board of Directors of MCM Capital Group, Inc., resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and directing that the proposed amendment be considered at the next annual meeting of the stockholders.

The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing Article One thereof to read in its entirety as follows:

"The name of the corporation is Encore Capital Group, Inc."

o THIRD: Thereafter, pursuant to resolution of its Board of Directors, at the annual meeting of the stockholders of said corporation duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, the necessary number of shares as required by statute were voted in favor of the amendment.

o FOURTH: Said amendment was duly adopted in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware.

o FIFTH: The capital of said corporation shall not be reduced under or by reason of said amendment.



                                             BY: /s/ Robin R. Pruitt
                                                --------------------------------
                                                Robin R. Pruitt, Secretary